RETENTION AGREEMENT

This Retention Agreement ("Agreement") is made as of April ____, 2013 ("Effective Date"), by and between Stereotaxis, Inc. ("Company") and ________ ("Executive").

WHEREAS, the Executive is currently employed by and provides services to the Company, and the Company recognizes the valuable services that the Executive has rendered; and

WHEREAS, the Company and the Executive entered into an Amended and Restated Executive Employment Agreement as of _________, 2013 ("Employment Agreement"); and

WHEREAS, the Company desires to provide incentives to the Executive, and align the interests of the Executive with those of the Company and its stockholders.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

1. Retention Bonus Payments

(a) Time-Based Retention Payment. If the Executive has been continuously employed by the Company from the Effective Date through March 31, 2014, the Executive shall receive a cash, lump sum payment on such date equal to 50% of his or her base salary in effect as of April 1, 2013 ("Time-Based Retention Payment"). For purposes of this determination, the Company shall include any successor to the Company as a result of a Change of Control, as defined in the Employment Agreement.

(b) Performance-Based Retention Payment. If the Executive has been continuously employed by the Company (as defined in Section 1(a) above) from the Effective Date through March 31, 2014, and, prior to such date, has achieved one or more of the performance objectives set forth on Exhibit A, then the Executive shall receive a cash, lump sum payment on March 31, 2014 equal to the product of (1) 50% of his or her base salary in effect as of April 1, 2013, multiplied by (2) the percentage of the performance objectives achieved prior to March 31, 2014 ("Performance-Based Retention Payment"). The performance objectives may be assigned different percentages by the parties. The Executive and the Chief Executive Officer (including an interim Chief Executive Officer) ("CEO") of the Company shall establish the terms of Exhibit A by mutual agreement no later than May 1, 2013. Any changes to Exhibit A may be made only pursuant to the written agreement of the Executive and CEO.

(c) Change of Control.

(1) As of the date of a Change of Control, as defined in the Employment Agreement, which occurs prior to March 31, 2014, the Company shall pay to the Executive the portion of the Performance-Based Retention Payment which relates to performance objectives which have been achieved prior to the date of the Change of Control.

(2) If, prior to March 31, 2014, the Executive's employment is terminated on or after the date of a Change of Control under Section 15 of the Employment Agreement (Separation from Service in Connection with a Change of Control), a pro-rata portion of the Time-Based Retention Payment shall be paid to the Executive on the date of the Executive's termination of employment. Such pro-rata portion shall be determined by multiplying the Time-Based Retention Payment by a fraction, where the numerator is equal to the number of days which elapse between April 1, 2013 and the date of the payment, and the denominator is equal to 365.

(3) If, prior to March 31, 2014, the Executive's employment is terminated on or after the date of a Change of Control under Section 15 of the Employment Agreement (Separation from Service in Connection with a Change of Control), a pro-rata portion of the Performance-Based Retention Payment that was not paid in accordance with Section 1(c)(1) above shall be paid to the Executive on the date of the Executive's termination of employment. Such pro-rata portion shall be determined by multiplying the portion of the Performance-Based Retention Payment which was not paid in accordance with Section 1(c)(1) by a fraction, where the numerator is equal to the number of days which elapse between April 1, 2013 and the date of the payment, and the denominator is equal to 365.

(d) The parties intend that the payments hereunder be exempt from the requirements applicable to nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended ("Code"). However, to the extent any amounts payable hereunder are classified as nonqualified deferred compensation subject to the requirements of Code Section 409A, payment of such amounts shall be deferred until six (6) months after the date of the Executive's separation from service (as defined under regulations promulgated under Code Section 409A) if necessary for the Executive to avoid adverse tax consequences under Code Section 409A. Payment of any such amounts otherwise due during the first six (6) months following the Executive's separation from service shall be suspended and become payable in a lump sum at the end of such six (6) month period.

2. Rights of Executive

Nothing in this Agreement will interfere with or limit in any way the right of the Company to terminate the Executive's employment at any time, or confer upon the Executive any right to continue in employment with the Company. In addition, the benefits payable under this Retention Agreement are in addition to, and in no way supersede, limit or reduce, any payments to which the Executive is entitled under the Employment Agreement.

3. Amendment, Modification and Termination

The parties, including any successor to the Company following a Change of Control, may alter, amend, modify or terminate this Agreement only with the Executive's written consent.

4. Withholding

The Company shall withhold from any amount payable hereunder an amount sufficient to satisfy federal, state, and local taxes, required to be withheld with respect to any amounts payable under this Agreement.

5. Successors

All obligations of the Company under this Agreement will be binding on any successor to the Company.

6. Legal Construction

    Number. Except where otherwise indicated by the context, any plural term used in this Agreement includes the singular and a singular term includes the plural.
    Severability. If any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included.
    Unfunded Obligation. Any payments hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have any interest in any such assets by virtue of the provisions of this Agreement. The Company's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
    Governing Law. Except to the extent preempted by federal law, the Agreement will be construed and administered under the laws of the State of Missouri, without giving effect to its conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date first written above.

STEREOTAXIS, INC.

By:

Name:

Title:

Date:

EXECUTIVE

Date: